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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                                       Contacts: Pat Westring or Joel Pomerantz
                                                      The Dilenschneider Group
                                                        (212) 922-0900


                           JOHNSTON INDUSTRIES NAMES
                   GERALD B. ANDREWS CHIEF EXECUTIVE OFFICER


         COLUMBUS, Georgia, December 4 -- The Board of Directors of Johnston Industries, Inc., (NYSE:JII) today announced the appointment of Gerald B. Andrews, 58, as chief executive officer of the diversified textile manufacturing company, replacing David L. Chandler who will continue to serve as chairman of the board. Mr. Chandler will also hold the titles of chairman of the executive committee and chief policy officer. Mr. Andrews will continue to hold his previous titles of president and chief operating officer.

         A highly-respected and driving force in the textile industry where he launched his career over four decades ago while still in college, Gerald B. Andrews has spent his entire working life at only two companies. After 38 years at WestPoint Pepperell, Inc. (now WestPoint Stevens) in various senior management posts, he came to Johnston Industries in October, 1992 as president and chief operating officer.

         Speaking for the board, Mr. Chandler commented: "Anyone who has ever worked with Gerald Andrews knows he is a visionary and one of the most innovative, knowledgeable, and hard-working executives in the entire textile community. His leadership qualities and enthusiasm for our business inspire everyone around him."

         "In his three years as president of Johnston, the company has made notable gains in almost every area. He is the ideal choice to meet today's challenges and lead Johnston to new successes during the balance of this decade and into the new millennium."

         Mr. Andrews was executive vice president, merchandising for WestPoint Pepperell when he joined Johnston Industries. Prior to that, he had also served in many capacities including president of West Point/Pepperell Stores, senior vice president, merchandising, vice president, manufacturing and director of corporate industrial engineering.

         Since joining Johnston in 1992, he has seen the firm more than double its annual revenues to well over $300 million. The company has also changed significantly, emphasizing flexibility and diversity with the introduction of major new technology to serve niche markets. Johnston allocates over twice the industry average for capital expenditures -- between eight and ten percent of annual sales.

         Johnston's newly-named CEO played a key role in the expansion of its Tech Textiles USA division, now a leader in the rapidly growing field of multiaxial composite fabrics used in aerospace, transportation, marine, construction, and other technical markets. He is equally active in the impending acquisition of the Jupiter National, Inc., which includes the Wellington Sears Company, another major producer of industrial and home furnishings fabrics.
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         Mr. Andrews has received many honors during his long career.  Earlier this year, he became the first textile engineer to be named to the prestigious State of Alabama "Engineering Hall of Fame" joining some of the nation's most illustrious business leaders. In October, "Textile World," a ranking industry trade journal, named him "1995 Leader of the Year."

         In 1992, he was chosen "Citizen of the Year" by the Greater Valley Chamber of Commerce. In addition to serving on the Johnston Board of Directors, he is also a member of the boards of Tapistron International and First Alabama/Regions Bank.

         Apart from his business activities, Mr. Andrews recently served as Board Chairman of the George H. Lanier Memorial Hospital and Nursing Home; President of the Chattahoochee Valley Hospital Society; and Chairman of the Chattahoochee Valley Health Care Foundation which he helped to organize. He has also been a long-time champion of education, spearheading Johnston Industries' annual commitment of substantial funds to provide college scholarships for deserving high school graduates in the company's operating locations.

         Johnston Industries, Inc. was established in 1972 by Paul A. Johnston, Sr. when he purchased the textile operations of the Glen Alden Corporation. In addition to Wellington Sears and Tech Textiles, USA, its other current operating units include Opp and Micolas Mills, Inc. and Southern Phenix Textiles. The company has a total of 14 locations, predominantly in the Southeast, employing approximately 3,000 workers.

         One of the most diversified operators in the textile sector, Johnston primarily serves the industrial and home furnishings (upholstery, drapery, bedding, napery, etc.) markets and, to a lesser extent, the automotive and apparel sectors.

         Mr. Andrews earned his B.S. degree in Management from the School of Textile Engineering at Auburn University where he also minored in Industrial Engineering. He later attended the Advanced Management Program (AMP) at the Harvard University School of Business.

         The new Johnston CEO and his wife, Claire, who presently reside in Lanett, Alabama, have two sons and a daughter and seven grandchildren.

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December 4, 1995